Exhibit 23.2

REEDER & SIMPSON, P.C.

ATTORNEYS AT LAW

P.O. Box 601	RMI Tel.: +692-455-0560
RRE Commercial Center	Honolulu Tel.: +808-352-0749
Majuro, MH 96960 - Marshall Islands	Email: dreeder.rmi@gmail.com

International Seaways, Inc.

600 Third Avenue

39th Floor

New York, New York 10016

June 19, 2025

Re: International Seaways. Inc. (the “Company”)

Ladies and Gentlemen:

We are licensed to practice law in the Republic of the Marshall Islands (the “RMI”), and are members in good standing of the Bar of the RMI. We have acted as special RMI counsel to the Company, a RMI corporation, and in such capacity we have assisted in the preparation and filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Securities Act”), in respect to the contemplated issuance by the Company from time to time of up to 1,300,000 additional shares (the “Shares”), of common stock with no par value (the “Common Stock”), issuable under the Company’s 2020 Management Incentive Compensation Plan (the “Plan”).

In rendering this opinion, we have reviewed copies of the following documents: (i) the Registration Statement; (ii) the May 18, 2020, U.S. Securities and Exchange Commission Form S-8 Registration Statement (File No. 333-238476) (the “Prior Registration Statement”), relating to shares of Common Stock under the Plan with the Prior Registration Statement being currently effective; (iii) the Company’s Second Amended and Restated Articles of Incorporation, as amended (the “Articles of Incorporation”); and (iv) the Company’s Amended and Restated By-laws (the “By-laws”).

In addition, although we have searched the statutory laws of the RMI and have examined such certificates, records, authorizations, and proceedings (as to factual matters) that we have deemed relevant, our knowledge of factual matters will be limited to those matters of which we have actual knowledge. The opinions hereinafter expressed are subject to the constitutionality and continued validity of all RMI statutes and laws relied upon us in connection therewith. We express no opinion as to matters governed by, or the effect or applicability of any laws of any jurisdiction other than the laws of the RMI which are in effect as of the date hereof. This opinion speaks as of the date hereof, and it should be recognized that changes may occur after the date of this letter which may affect the opinions set forth herein. We assume no obligation to advise the parties, their counsel, or any other party seeking to rely upon this opinion, of any such changes, whether or not material, or of any other matter which may hereinafter be brought to our attention.

Based upon the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that:

1.      The Company has the authority, pursuant to the Articles of Incorporation and the By-laws, to issue the Plan Shares, provided that the number of Plan Shares does not exceed the authorized number of shares of Common Stock as set forth in the Articles of Incorporation and the By-laws.

2.      When the Plan Shares are issued in accordance with the terms of the Plan, the Plan Shares will be legally issued.

We hereby authorize the Company to file this opinion as an exhibit to the Registration Statement and consent to the use of this opinion as an exhibit to the Registration Statement, without admitting that we are an “expert” within the meaning of the Securities Act or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Reeder & Simpson, P.C.

Reeder & Simpson, P.C.

Dennis J. Reeder

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